Exhibit 99


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CNF                                                  NEWS RELEASE
3240 HILLVIEW AVENUE
PALO ALTO, CA 94304-1297
650) 494-2900

                                                        Contacts:
                                    Investors - Patrick Fossenier
                                                   (650) 813-5353

                                      News Media -- Nancy Colvert
                                                   (650) 813-5336


        CNF INC. ELECTS DR. KEITH KENNEDY AS NEW CHAIRMAN
             Donald E. Moffitt Announces Retirement;
                Board Declares Quarterly Dividend

PALO ALTO, Calif. - January 26, 2004 -- CNF Inc. (NYSE:CNF) today announced that its board of directors has elected Dr. W. Keith Kennedy, Jr. as its new chairman. Current Chairman Donald E. Moffitt, 71, has decided to retire effective the end of January 2004.
     Dr. Kennedy, 60, has served as vice chairman of CNF since April of 2002 and as a member of CNF's board since 1996. He retired as president and chief executive officer of Watkins-Johnson Company in January 2000, a position he had held since January 1988. Dr. Kennedy joined Watkins-Johnson in 1968 and served as a division manager, group vice president and vice president of planning coordination and shareowner relations prior to becoming its president.
     Dr. Kennedy is a graduate of Cornell University from which he holds B.S.E.E., M.S., and Ph.D. degrees. Gregory L. Quesnel, 55, CNF's president and chief executive officer, said, "Dr. Kennedy has been actively engaged on CNF's board as chairman of the compensation committee and most recently as vice chairman.
He has already made valuable contributions to the company and we look forward to his increased involvement and leadership in this new role."
     Moffitt has served as chairman of CNF since 1995 after serving as president and chief executive officer of the company from 1991 to 1995. He completes a distinguished career that began in 1955 when he joined Consolidated Freightways Corporation, a former subsidiary of CNF, as an accountant. After serving in many management roles in the finance and treasury departments, he was elected vice chairman of CNF's board in 1986. He retired as an employee and as vice chairman in 1988, returning to the company in 1990 as executive vice president - finance and chief financial officer at a time of fiscal crisis for the company.

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     "No one has served CNF longer or with more dedication than
Don Moffitt and his decades-long record of leadership is unlikely ever to be equaled," said Quesnel. "It is hard to imagine this company without him."
     The CNF board today also declared a cash dividend of 10 cents per share on the company's common stock. The dividend is payable on March 15, 2004 to shareholders of record as of Feb. 13, 2004.

     CNF (NYSE:CNF) is a $5.1 billion management company of global supply chain services with businesses in regional trucking, airfreight, ocean freight, customs brokerage, global logistics management and trailer manufacturing.

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